Exhibit 99.1

Landec Corporation Reports First Quarter Fiscal Year 2009 Results

MENLO PARK, Calif.--(BUSINESS WIRE)--Landec Corporation (Nasdaq:LNDC), today reported results for the fiscal year 2009 first quarter ended August 31, 2008. Revenues for the first quarter increased 15% to $71.8 million compared to revenues of $62.7 million for the same period a year ago. Operating income increased 26% to $4.6 million compared to $3.6 million in the prior year first quarter. The Company reported net income for the quarter of $2.8 million or $0.11 per diluted share compared to net income of $3.1 million or $0.11 per share for the same period last year.

“The results of our first quarter reflect continuing progress in our businesses,” stated Gary Steele, Chairman and CEO of Landec. “Overall revenues grew 15% while operating income grew 26% and pre-tax income grew 12% compared to the first quarter last year. Even more notable, our cash balances grew to $62.0 million with no debt, resulting in the continued strengthening of Landec’s positive financial position. It should be noted that both the results for the first quarter of fiscal year 2009 and our previously announced fiscal year 2009 guidance, included 14 weeks in the first quarter versus 13 weeks in the first quarter last year. At this point in time, we are not changing our guidance for fiscal year 2009, which is to grow overall revenues by 10% and to grow pre-tax income 15% to 20% compared to fiscal year 2008. We have seen a slow down in the growth of the fresh-cut produce category this past quarter. It is too early to determine if this slow down will continue. We are closely monitoring consumer demand, overall pricing and our operating costs to determine if we will need to adjust our guidance later in the year.”

Mr. Steele continued, “Our food technology business was a major contributor to our growth during the first quarter of fiscal year 2009. The food technology business consists of Apio’s value-added specialty packaged vegetables business plus Apio’s separate packaging technology business. The two businesses combined generated revenue growth of 11% and an increase in gross profit of 17% during the first quarter of fiscal year 2009 compared to the same period last year. The revenues and gross profit from our value-added specialty packaged vegetables business grew in the first quarter of fiscal year 2009 despite a slowing economy and increased cost pressures. The packaging technology business benefited from expanded shipments of our BreatheWay® packaging technology to Chiquita Brands International, Inc. (“Chiquita”) for its Chiquita-To-Go™ banana program which is focused on selling Chiquita® brand bananas to convenience stores, quick service restaurants (“QSRs”) and coffee chains. In addition, Apio’s trading business also recorded increases in revenue and gross profit of 23% and 10%, respectively, compared to the same period last year, primarily due to increased sales volume in the lower margin domestic buy/sell business.”

After tax net income for the first quarter of fiscal year 2009 decreased $238,000 or 8% compared to the first quarter last year, primarily due to two expected changes. First, our income tax expense increased $729,000 or 62% due to an increase in Landec’s effective tax rate for fiscal year 2009 to 40%. The percentage increase in our income tax expense for this year’s first quarter compared to last year’s first quarter was less than what is anticipated for all of fiscal year 2009 because the recorded tax rate for the first quarter of last fiscal year was 28% instead of the final adjusted tax rate (adjusted during the fourth quarter of fiscal year 2008) of 20% for all of fiscal year 2008. Second, interest income decreased $424,000 or 54% due to the Company’s decision to invest only in FDIC-insured certificates of deposit, U.S. backed instruments, AAA rated commercial paper and money market funds, all of which have yields that are considerably lower than those the Company realized from its investments in the same period last year. These two decreases in net income were almost entirely offset by the $1.0 million increase in operating income in the first quarter of fiscal year 2009 compared to the first quarter of fiscal year 2008. In addition, during the first quarter of fiscal year 2009 the Company generated $2.2 million of positive cash flow from operations including a 7% increase in working capital to $66.9 million compared to the first quarter of fiscal year 2008. Cash and marketable securities increased $3 million during the first quarter of fiscal year 2009 to $62.0 million.

Landec’s First Quarter of Fiscal Year 2009 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, October 1, 2008, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2009. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 814-1915 or (703) 639-1359 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, October 8, 2008 by calling (888) 266-2081 or (703) 925-2533, code #1281686.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 25, 2008 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 31, 2008	May 25, 2008
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$62,003	$59,039
Accounts receivable, net	19,064	19,871
Inventories, net	8,181	7,329
Notes and advances receivable	356	501
Deferred taxes	2,180	2,180
Prepaid expenses and other current assets	805	1,746
Total Current Assets	92,589	90,666

Property and equipment, net	21,384	21,306
Intangible assets, net	35,582	35,582
Other assets	3,234	3,035
Total Assets	$152,789	$150,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,438	$19,264
Income taxes payable	427	—
Accrued compensation	1,362	2,197
Other accrued liabilities	2,732	2,930
Deferred revenue	2,761	3,613
Total Current Liabilities	25,720	28,004

Deferred revenue	4,500	5,000
Deferred taxes	1,569	1,569
Minority interest	1,714	1,550

Shareholders' Equity
Common stock	114,955	112,974
Retained earnings	4,331	1,492
Total Shareholders' Equity	119,286	114,466
Total Liabilities and Shareholders’ Equity	$152,789	$150,589

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 31,	August 26,
	2008	2007
Revenues:
Product sales	$68,861	$59,800
Services revenues	1,158	1,075
License fees	1,550	1,581
Research, development, and royalty revenues	184	203
Total revenues	71,753	62,659

Cost of revenues:
Cost of product sales	60,739	52,804
Cost of services revenues	891	881
Total cost of revenues	61,630	53,685

Gross profit	10,123	8,974

Operating costs and expenses:
Research and development	888	822
Selling, general and administrative	4,676	4,546
Total operating costs and expenses	5,564	5,368
Operating income	4,559	3,606

Interest income	357	781
Interest expense	(2)	(8)
Other expense	(164)	(120)
Net income before taxes	4,750	4,259
Income tax expense	(1,911)	(1,182)
Net income	$2,839	$3,077

Diluted net income per share	$0.11	$0.11

Shares for diluted net income per share	26,799	26,911

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 31, 2008
QUESTIONS AND ANSWERS

1)	Why is the consensus EPS for fiscal year 2009 lower than the Company's EPS for fiscal year 2008?

The decrease in consensus EPS for fiscal year 2009 compared to fiscal year 2008 is due to the significant increase in the Company's GAAP income tax expense for fiscal year 2009, most of which represents a non-cash expense (see Question #2 below). The Company's effective GAAP tax rate is projected to increase to 40% in fiscal year 2009 from 20% last year, which results in an increase in our GAAP tax expense of more than 130%.

2)	How much of this year's increased tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, and tax credit carryforwards, we are estimating that in fiscal year 2009 Landec will pay only 10% of our GAAP income tax expense in cash, for an effective cash tax rate of 4%, resulting in the preservation of cash and a favorable impact on our cash balance.

3)	What are Landec's corporate priorities for the next several years?

We have five priorities: (1) continue to grow revenues, pre-tax profits and free cash flow, (2) extend the commercialization of our BreatheWay packaging programs in bananas, avocados and new applications, (3) provide strong technology support to our licensing corporate partners in launching new products, (4) seek synergistic acquisition opportunities that use our technology or expand our technology base, and (5) expand our Intelimer polymer materials R&D activities in order to develop new business opportunities.

4)	How is the Chiquita collaboration progressing?

Our programs with Chiquita are progressing well on all four fronts:

a) In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks who has recently rolled out its new Vivanno(TM) banana smoothie program throughout the United States. In addition, the Chiquita-To-Go program has been launched in three European countries.

b) In the QSR arena, McDonald's is currently conducting regional market tests for banana products, including banana smoothies, using Chiquita(R) bananas delivered in Landec's BreatheWay packaging. We are quite enthusiastic about the expansion into QSRs and we look forward to updating you on the progress of this program throughout fiscal year 2009.

c) Retail grocery store advanced trials are scheduled to begin as soon as Chiquita has selected a retail grocery store trial partner that will test consumer demand, price points, package size, configuration and merchandising approaches. This program is several quarters later than we had originally expected but is now moving forward as a high priority at Chiquita. We are hopeful that the trials will begin this fall.

d) In our avocado program with Chiquita, Chiquita is selling avocadoes packaged in our BreatheWay packaging technology to food service customers. Chiquita is also developing a retail grocery store application for avocados delivered in our BreatheWay packaging and trials are scheduled to begin in October 2008.

5)	What are the longer-term revenue growth prospects for Apio's food technology business, which consists of Apio's value-added specialty packaged vegetables business plus Apio's separate packaging technology business?

We have concerns about the U.S. economy and rising consumer expenditures for non-food items, but we still believe we have a 10% per year long-term growth opportunity in our food business by (1) capturing new customers, and (2) expanding our BreatheWay technology to new markets and application areas. For our food business, our longer-term growth plans include six major initiatives.

Initiatives for our Apio value-added specialty packaged vegetables business include:

i) Access unique produce with consumer traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our new exclusive licensing arrangement with Monsanto Seminis, the world's largest vegetable seed trait developer and supplier. Initial field trials began earlier this month.

ii) Develop and launch new, innovatively designed products such as those we are developing in our vegetable salad line.

iii) Look for synergistic acquisition partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

Initiatives for our Apio packaging technology business include:

i) Expand the use of our BreatheWay technology internationally. We announced a new distribution agreement in June with Breakthrough Solutions for our packaging technology for South America.

ii) Expand our BreatheWay technology in new markets in North America such as food service and delis. Our Apio food business now has these efforts underway using our BreatheWay packaging technology.

iii) Expand our BreatheWay technology into new product applications such as berries, mangos, melons and flowers to name a few.

In summary, we have a plan in place for continuing to profitably grow our food business.

6)	What is happening in the Monsanto licensing program?

Monsanto recently formed a new business called the Seed Treatment Business which allows Monsanto to develop its seed treatments internally rather than purchasing its seed treatments from third parties. As a reminder, Monsanto has over a 30% market share in corn, soybeans and cotton and is also a major player in canola and vegetable seeds.

The concept of seed treatments is to place an insecticide or fungicide directly onto the seed surface in order to protect the seed and the seedling as it emerges. It is our hope that Landec's Intellicoat(R) seed coating technology can be an integral and proprietary part of Monsanto's commitment to building a major position in seed treatments worldwide by using Landec's seed coatings as a "carrier" of insecticides/fungicides which can be dispensed at the appropriate time based on time or soil temperature. We are excited about this program and in fiscal year 2009 we will be focused on validating the use of Landec's coating technology for these applications.

7)	What is happening with Air Products?

The progress has been slow in the first two years, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products have agreed to focus on two areas -- personal care and catalysts. We are hopeful that with Air Products we can continue to expand our relationships with key customers this year, such as L'Oreal in personal care and Akzo Nobel in catalysts.

8)	What are your expectations for the Seminis collaboration?

As part of our agreement, Apio and Seminis will work together to identify and develop unique varieties of broccoli and cauliflower for the North American market for use in Apio's proprietary value-added packaged bags and trays for retail grocery chains, club stores and the foodservice industry. The companies will focus on developing and commercializing broccoli and cauliflower varieties that possess unique, desirable consumer traits such as improved nutrition, flavor, color, texture, taste, and/or aroma to improve the value of these vegetable offerings in Apio's products.

Seminis will apply its expertise to breed broccoli and cauliflower qualities using proven techniques that improve the speed and accuracy of new and beneficial trait identification and selection. For its part, Apio will apply its expertise in sourcing, manufacturing, packaging and marketing of vegetable products to provide definition and guidance of market needs, packaging solutions and commercialization strategies for these novel consumer trait vegetables. All products that reach commercialization will be packaged using Apio's proprietary Intelimer BreatheWay packaging. We believe this collaboration further supports our position in the marketplace as the technology and innovation leader in fresh-cut vegetable products.

9)	What is Landec doing in research outside of its partnership collaborations?

In addition to supporting our existing license partners, we are examining several areas to broaden applications for our Intelimer polymer technology. For example, we have been studying how our technology can selectively dispense (both large and small molecule) active ingredients, either slowly over time or as a rapid release of active ingredients, "triggered" by changes in temperature, time and pH. We are filing numerous patent applications to extend our patent estate in this area. We believe there is a large formulation potential for this technology in the pharmaceutical industry which is looking for new ways to extend patent life for existing drugs and in the agricultural industry for the controlled release of pesticides and/or insecticides.

10)	How do the Pre-Tax results by line of business for the three months ended August 31, 2008 compare with the same period last year?

The Pre-Tax results are as follows (unaudited and in thousands):

	Three months ended 8/31/08	Three months ended 8/26/07
Revenues:
Apio Value Added(a)	$43,002	$39,394
Apio Packaging (b)	812	153
Technology Subtotal	43,814	39,547
Apio Trading (c)	26,297	21,451
Total Apio	70,111	60,998
Tech. Licensing (d)	1,642	1,661
Total Revenues	71,753	62,659

Gross Profit:
Apio Value Added	6,580	6,103
Apio Packaging	703	119
Technology Subtotal	7,283	6,222
Apio Trading	1,198	1,091
Total Apio	8,481	7,313
Tech. Licensing	1,642	1,661
Total Gross Profit	10,123	8,974

R&D:
Apio	351	370
Tech. Licensing	537	452
Total R&D	888	822

S,G&A:
Apio	3,500	3,361
Corporate	1,176	1,185
Total S,G&A	4,676	4,546

Other (e):
Apio	(43)	94
Corporate	234	559
Total Other	191	653

Net Income (Loss) Before Taxes:
Apio	4,587	3,676
Tech. Licensing	1,105	1,209
Corporate	(942)	(626)
Net Income Before Taxes	$4,750	$4,259

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.
b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.
c) Apio’s Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.
d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
e) Included in Other are net interest income and non-operating income/(expense).

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161